UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

TELIGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TLGT	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

On October 28, 2019, Teligent, Inc. (the “Company”) issued a press release announcing the pricing of a private placement of $34,405,000 aggregate principal amount of 7.0% Cash / 8.0% PIK Series B Senior Unsecured Convertible Notes due 2023 to qualified institutional buyers. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events

Strategic Review of Non-Core Assets

On October 1, 2019, the Company issued a press release announcing that the Company had retained a financial advisor to assist with a strategic review of assets that are non-core to the Company’s long-term strategy.  The Company further disclosed in this press release that it had undertaken a strategic review of these non-core assets in response to inbound interest and evolving market conditions in respect of these non-core assets.  In the press release, Jason Grenfell-Gardner, Chief Executive Officer of the Company, noted that exploring options to monetize certain of these non-core assets was in the best interest of the Company’s stockholders. While the Company will make any determination at the applicable time, the Company’s potential use of proceeds from the sale of these non-core assets would include the repayment of its secured indebtedness and general corporate and working capital purposes. Prior to the initiation of such review, the Company received unsolicited, preliminary, non-binding offers of $60 million for a portion of the Company’s U.S. portfolio of topical products and up to $45 million for certain foreign assets.  The Company carefully evaluates the merits of any unsolicited offer it receives, but the Company is not currently positioned to offer any additional updates on the process of its strategic review of any non-core assets or any specific offers or discussions. There can be no assurances that the Company will pursue any unsolicited, preliminary, non-binding offer, and there can be no assurance that, even if the Company were to pursue any such offer, it would be able to complete a transaction on such terms or at all.  The Company does not undertake any obligation to provide any updates with respect to any specific offer or any other matter related to the strategic review of its non-core assets, except to the extent required under applicable law.

Highbridge Capital Management

On October 24, 2019, the Company received a letter on behalf of Highbridge Capital Management, LLC as trading manager for Highbridge Tactical Credit Management Fund, L.P. (collectively, “Highbridge”), a significant bondholder of the Company, in which, among other things, Highbridge reviewed its discussions with the Company regarding a potential financing transaction and expressed concern that such transaction would disadvantage Highbridge and other existing bondholders.  Highbridge expressed a desire to find a mutually beneficial solution but indicated that it would be willing to exercise its creditors rights, including in an organized fashion with other bondholders.  The Company believes Highbridge’s concerns are without merit and, should any claims be made, intends to defend them vigorously.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release issued October 28, 2019, furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIGENT, INC.

Date: October 29, 2019	By:	/s/ Jason Grenfell-Gardner
		Name:	Jason Grenfell-Gardner
		Title:	Chief Executive Officer